Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Ilissa Miller	Jim Polson
Jaymie Scotto & Associates	Neutral Tandem
1-866-695-3629	1-866-268-4744
pr@jaymiescotto.com
Twitter: @NeutralTandem

Neutral Tandem Announces Fourth Quarter and Fiscal Year 2010 Financial Results

Highlights

•	Revenue of $199.8 million in 2010, an increase of 18.3%, compared to $168.9 million in 2009

•	Adjusted EBITDA (a non-GAAP financial measure) of $83.1 million in 2010, a decrease of 1.8%, compared to $84.6 million in 2009

•	Net income of $32.6 million in 2010, a decrease of 21.1%, compared to $41.3 million in 2009

•	Billed minutes of 108.5 billion in 2010, an increase of 23.5% over 2009

•	$103.1 million Acquisition of Tinet S.p.A. on October 1, 2010

•	Company provides full year 2011 financial estimates

CHICAGO, March 14, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

“This past year was a significant one for Neutral Tandem during which we completed a transformational acquisition and continued to produce solid execution against our long-term strategic plan,” said Rian Wren, Chief Executive Officer of Neutral Tandem. “The acquisition of Tinet was an important milestone in our growth and we are pleased with the integration process to date. We believe that our efforts during the past year to build a platform for future growth provides us with an expanded value proposition that appeals to carriers, service providers, and content management firms worldwide.”

Wren also commented on his retirement as Neutral Tandem’s Chief Executive Officer effective April 1, 2011, “It has been a privilege to work with such a talented and dedicated team of people who strive every day to ensure Neutral Tandem’s continued success. Over the last five years, we have collectively transformed Neutral Tandem to expand our global footprint and provide solutions for our customers for a variety of media, including voice, data and video. I look forward to continuing to serve on the company’s Board of Directors and working closely with Ed Evans as he takes over as the new CEO and leads Neutral Tandem in the next stage of the company’s evolution.”

Fourth Quarter Results

Revenue increased 42.6% to $63.8 million for the three months ended December 31, 2010, compared to $44.7 million during the three months ended December 31, 2009. The increase in fourth quarter 2010 revenue was primarily related to the inclusion of $16.1 million of Tinet’s revenue in our results, as well as an increase in the number of minutes carried over our network as compared to the fourth quarter of 2009.

Billed minutes increased 25.3% to 29.9 billion minutes for the three months ended December 31, 2010, compared to 23.8 billion minutes for the three months ended December 31, 2009.

Network and facilities expenses for the three months ended December 31, 2010 were $24.1 million, compared to $13.7 million for the three months ended December 31, 2009. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes as well as the inclusion of $7.3 million related to Tinet’s network and facilities expenses. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $19.4 million for the three months ended December 31, 2010, compared to $11.0 million for the three months ended December 31, 2009. The increase primarily resulted from the inclusion of $5.3 million of Tinet’s operating expenses in our results for the fourth quarter, higher employee expenses, including additional headcount, and increased professional expenses related to the Tinet acquisition. Depreciation and amortization expense was $6.8 million for the three months ended December 31, 2010, compared to $3.8 million for the three months ended December 31, 2009. This increase was primarily a result of the inclusion of $2.4 million of Tinet’s depreciation and amortization expenses in our results for the fourth quarter and adding equipment to our switch locations.

Income from operations for the three months ended December 31, 2010 was $13.5 million, or 21.1% of revenue, compared to $16.2 million for the three months ended December 31, 2009, or 36.2% of revenue.

Pretax income for the three months ended December 31, 2010 was $12.1 million, compared to a pretax income of $16.3 million for the three months ended December 31, 2009.

Income tax expense for the three months ended December 31, 2010 was $6.1 million, compared to $5.8 million for the three months ended December 31, 2009. The effective tax rate for the three months ended December 31, 2010 was approximately 49.9% compared to an effective tax rate of approximately 35.7% for the three months ended December 31, 2009. The 2010 estimated effective tax rate is higher than the 2009 tax rate primarily due to non-deductible costs related to the Tinet acquisition.

Net income for the three months ended December 31, 2010 was $6.1 million, or $0.18 per diluted share, compared to $10.5 million, or $0.31 per diluted share, for the three months ended December 31, 2009. The decrease in net income was primarily due to increased network expense, employee expenses, professional fees and depreciation expense. Included in the net income results for the three months ended December 31, 2010 were pre-tax charges of $1.8 million for transaction expenses related to the Tinet acquisition and a foreign exchange loss of $1.0 million.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended December 31, 2010 was $22.8 million compared to $22.4 million for the three months ended December 31, 2009. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended December 31, 2010 was 35.8%, down from 50.0% for the three months ended December 31, 2009. The decrease in Adjusted EBITDA margin was primarily related to higher network expenses, employee expenses and Tinet related transaction expenses (transaction expenses totaled $1.8 million). See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 12 new markets for the three months ended December 31, 2010. We operated in 179 markets as of December 31, 2010, as compared to 137 markets as of December 31, 2009.

Full Year 2010 Results

Revenue was $199.8 million for fiscal year 2010, compared to $168.9 million for fiscal year 2009, an increase of 18.3%.

Billed minutes for fiscal year 2010 were 108.5 billion, up 23.5% from 87.8 billion minutes during fiscal year 2009.

Network and facilities expenses for fiscal year 2010 were $69.1 million, compared to $50.6 million for fiscal year 2009. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes, the inclusion of $7.3 million of Tinet’s network and facilities expenses in our results and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $57.6 million during fiscal year 2010, compared to $39.8 million for fiscal year 2009. The increase was primarily due to the inclusion of $5.3 million of Tinet’s operating expenses in our results, higher employee expenses, including additional headcount, as well as increased professional expenses. Depreciation and amortization expense was $19.1 million for the twelve months ended December 31, 2010, compared to $14.6 million for the twelve months ended December 31, 2009. This increase was a result of adding equipment to our switch locations and the inclusion of $2.4 million of Tinet’s depreciation and amortization expenses.

Income from operations for fiscal year 2010 was $54.1 million, or 27.1% of revenue, compared to $64.0 million for fiscal year 2009, or 37.9% of revenue.

Pretax income for fiscal year 2010 was $55.1 million, down 15.1% from $64.8 million during fiscal year 2009.

Income tax expense for fiscal year 2010 was $22.5 million, compared to income tax expense of $23.5 million for fiscal year 2009. The effective tax rate during fiscal year 2010 was approximately 40.8%, compared to an effective tax rate of approximately 36.3% for fiscal year 2009.

Net income was $32.6 million for fiscal year 2010, or $0.97 per diluted share, compared to $41.3 million, or $1.22 per diluted share during fiscal year 2009.

Adjusted EBITDA, a non-GAAP financial measure, for fiscal year 2010 was $83.1 million, down approximately 1.8% compared to $84.6 million during fiscal year 2009. The Adjusted EBITDA margin for fiscal year 2010 was 41.6%, down from 50.1% for fiscal year 2009. The decrease in Adjusted EBITDA margin was primarily related to higher network expenses, employee expenses and Tinet related transaction expenses (transaction expenses totaled $4.0 million). See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Business Outlook for Fiscal Year 2011

Neutral Tandem’s estimates are based on actual results for 2010, management’s current belief about business trends, expenses and the macroeconomic and competitive environment.

Neutral Tandem estimates:

•	Revenue for fiscal year 2011 is expected to be between $256 million and $268 million.

•	Revenue breakdown by service for fiscal year 2011 is expected to be approximately:

•	74% Voice;

•	22% IP Transit; and

•	4% Ethernet.

•	Adjusted EBITDA, a non-GAAP financial measure, for fiscal year 2011 is expected to be between $91 million and $95 million.

•	Billed voice minutes for fiscal year 2011 are estimated to be between 130 billion minutes and 137 billion minutes.

•	Capital expenditures for fiscal year 2011 are expected to be between $20 million and $24 million.

Conference Call & Web Cast

The fourth quarter conference call will be held on Monday, March 14, 2011 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-6009 (within the United States and Canada), or 480-629-9770 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Thursday April 14, 2011. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4420203#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; the effects of competition, including direct connects; the ability to develop and provide new services; technological developments; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; the possibility that the expected efficiencies and cost savings from the Tinet acquisition will not be realized, or will not be realized within the expected time period; the risk that our business and the Tinet business will not be integrated successfully; disruption from the Tinet acquisition making it more difficult to maintain business and operational relationships; risks associated with our ability to successfully develop and market international voice services and Ethernet services, including but not limited to identifying, obtaining, operating and maintaining attractive network switch sites, equipment, software and business support systems, such as our Ethernet service web portal, cost estimation errors or overruns, interconnection delays, material delays or shortages, our inability to obtain necessary third party rights or permits on a timely basis, if at all, and other factors, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; foreign currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and has a leading IPv6 network. Please visit Neutral Tandem’s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

For Neutral Tandem media inquiries, please contact Ilissa Miller at Jaymie Scotto & Associates +1.866.695.3629 or pr@jaymiescotto.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue	$63,786	$44,730	$199,826	$168,906

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	24,075	13,661	69,119	50,648
Operations	11,188	5,003	28,343	19,798
Sales and marketing	3,356	531	4,969	1,996
General and administrative	4,858	5,490	24,287	17,958
Depreciation and amortization	6,839	3,848	19,062	14,594
Gain on disposal of fixed assets	(8)	—	(82)	(53)

Total operating expense	50,308	28,533	145,698	104,941

Income from operations	13,478	16,197	54,128	63,965

Other (income) expense:
Interest expense	—	17	4	293
Interest income	(26)	(94)	(202)	(801)
Other (income) expense	339	(64)	128	(370)

Foreign exchange loss	1,027	0	(888)	0

Total other (income) expense	1,340	(141)	(958)	(878)

Income before income taxes	12,138	16,338	55,086	64,843
Provision for income taxes	6,061	5,827	22,478	23,528

Net income	$6,077	$10,511	$32,608	$41,315

Net income per share:
Basic	$0.18	$0.31	$0.98	$1.25

Diluted	$0.18	$0.31	$0.97	$1.22

Weighted average number of shares outstanding:
Basic	33,135	33,569	33,157	33,156

Diluted	33,671	34,116	33,634	33,912

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$106,674	$161,411
Receivables	38,610	24,836
Deferred income taxes-current	1,855	800
Other current assets	7,647	18,912

Total current assets	154,786	205,959
Intangible assets	31,506	—
Goodwill	49,098	—
Property and equipment—net	77,683	49,679
Restricted cash	962	440
Other assets	1,492	512

Total assets	$315,527	$256,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,748	$1,235
Accrued liabilities:
Taxes payable	664	429
Circuit cost	10,508	4,012
Rent	1,285	1,073
Payroll and related items	3,770	1,914
Other	2,968	2,704
Current installments of long-term debt	—	235

Total current liabilities	32,943	11,602
Other liabilities	914
Deferred income taxes-noncurrent	10,387	4,157

Total liabilities	44,244	15,759
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 33,166,242 shares and 33,628,501 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	33	34
Additional paid-in capital	171,343	171,381

Accumulated other comprehensive income (loss)	(2,117)	—
Retained earnings	102,024	69,416

Total shareholders’ equity	271,283	240,831

Total liabilities and shareholders’ equity	315,527	$256,590

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2010	2009	2008
Cash Flows From Operating Activities:
Net income	$32,608	$41,315	$24,020
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	19,062	14,594	14,023
Deferred income taxes	(476)	1,051	2,453
Impairment of fixed assets	—	—	195
Gain on disposal of fixed assets	(83)	(53)	(11)
Non-cash share-based compensation	10,072	5,657	3,067
Amortization of debt discount	—	52	95
Changes in fair value of ARS	(923)	(1,034)	1,957
Changes in fair value of ARS Rights	712	664	(1,376)
Excess tax expense (benefit) associated with stock option exercise	338	(9,543)	(7,600)
Changes in assets and liabilities:
Receivables	(1,909)	(8,051)	(4,681)
Other current assets	(2,940)	(203)	(844)
Other noncurrent assets	2,941	46	247
Accounts payable	2	102	(25)
Accrued liabilities	1,137	11,799	3,534
Noncurrent liabilities	(29)	—	98

Net cash flows from operating activities	60,512	56,396	35,152

Cash Flows From Investing Activities:
Purchase of equipment	(18,360)	(18,134)	(22,301)
Proceeds from sale of equipment	89	55	11
Increase in restricted cash	(522)	—	(21)
Purchase of Tinet SpA	(103,144)	—	—
Purchase of auction rate securities	—	—	(25,150)
Proceeds from the redemption of ARS	17,125	1,700	6,325

Net cash flows from investing activities	(104,812)	(16,379)	(41,136)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	116	4,450	1,257
Shares withheld for employee taxes paid	(333)	—	—
Excess tax benefit (deficiency) associated with stock option exercise	(338)	9,543	7,600
Payments made for repurchase of common stock	(9,556)	—	—
Principal payments on long-term debt	(235)	(3,013)	(4,479)

Net cash flows from financing activities	(10,346)	10,980	4,378

Effect of exchange rate changes on cash	(91)	—	—

Net Increase In Cash And Cash Equivalents	(54,737)	50,997	(1,606)
Cash And Cash Equivalents—Beginning	161,411	110,414	112,020

Cash And Cash Equivalents—End	$106,674	$161,411	$110,414

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$242	$875	$1,022

Cash paid for taxes	$22,666	$15,148	$3,264

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$3,308	$1,046	$171

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, other loss (income) on currency contracts and the currency exchange loss on an intercompany loan. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, other loss (income) on currency contracts and the currency exchange loss on an intercompany loan. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009	2011 (1)

Net income	$6,077	$10,511	$32,608	$41,315	$30,100
Interest expense (income), net	(26)	(77)	(198)	(508)	(100)
Provision for income taxes	6,061	5,827	22,478	23,528	20,000
Depreciation and amortization	6,839	3,848	19,062	14,594	31,000

EBITDA	$18,951	$20,109	$73,950	$78,929	$81,000
Other loss (income) on currency contract	128	—	(1,787)	—	—
Currency exchange loss on intercompany loan	859	—	859	—	—
Non-cash share-based compensation	2,887	2,253	10,072	5,657	12,000

Adjusted EBITDA	$22,825	$22,362	$83,094	$84,586	$93,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the full year 2011 estimated range announced in this press release.